UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

ROPER TECHNOLOGIES, INC.

(Formerly Roper Industries, Inc.)

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6901 Professional Parkway E.		Telephone (941) 556-2601
Suite 200		Fax (941) 556-2670
Sarasota, FL 34240

Roper Technologies, Inc.

April 29, 2015

Dear Fellow Shareholders,

As the members of the Board of Directors, we would like to give you some perspective on Roper Technologies. As your Board, we oversee Roper’s efforts to consistently create long-term value through the efficient execution of our strategy, sound risk management, performance-driven compensation programs, effective talent and succession planning, adherence to the highest ethical standards and levels of integrity, and continual review and refinement of the Board’s governance practices.

History of Outstanding Value Creation for Shareholders

Over the past decade, Roper’s shareholders have enjoyed a compound annual return of 18.5%, compared to 7.7% for the S&P 500. Over the past five years, Roper has delivered an even better 25.2% compound annual return to shareholders.

This long history of superior shareholder returns is the result of Roper’s simple yet powerful strategy: Focus on niche, asset-light businesses with leading technologies that create significant free cash flow, enabling future investments for sustainable growth.

Evolution to Roper Technologies

At Roper, our strategic focus on intellectual capital, channel expansion and a high degree of customer intimacy has driven sustained growth. We have a unique and disciplined capital deployment model that has guided the successful investment of billions of dollars in new businesses.

Based on the types of businesses being acquired and Roper’s increased technology focus, we approved a name change to Roper Technologies Inc., which better describes the Company and its future opportunities.

The Board’s Role in Roper’s Success

The Board contributes significantly to the Company’s strong performance. Each director commits to the rigor and extensive time commitment required to serve on the Board, including participation in at least 15 days of board meetings each year. We monitor the existing portfolio of Roper businesses and carefully examine with management the different ways Roper can invest for future growth. Between Board meetings, we continue our discussions with management and each other, enabling the Company to draw from our experiences and expertise.

Our direct involvement in and deep understanding of the Company allows us to address issues such as acquisition selection, capital deployment and succession planning while sustaining Roper’s successful culture and business model.

New Nominees to the Board

Consistent with our principles on board refreshment and diversity of perspectives, Amy Woods Brinkley and Laura G. Thatcher are new director nominees for election at our 2015 Annual Meeting of Shareholders. Ms. Brinkley brings extensive executive experience in risk management and finance, and Ms. Thatcher has extensive experience and knowledge in corporate governance, executive compensation, mergers and acquisitions and tax law. Each of these nominees have committed to the time requirements (15 or more days each year). We look forward to working with Ms. Brinkley and Ms. Thatcher as they bring their experience to the Board.

Enhanced Governance Practices

We have enhanced our governance practices in the following ways:

•

Declassified Board. Upon the Board’s unanimous recommendation and shareholder approval, we declassified the Board in 2013, with the phase-in of annual elections for all directors being completed next year.

•	Majority voting standard for uncontested director elections. Our By-laws include a resignation requirement for directors who fail to receive a majority vote in uncontested elections.

•	Shareholder outreach. Roper’s senior management team regularly engages our largest shareholders for feedback.

•

Executive compensation is a key element in driving performance at Roper. Because much of our shareholder value creation is derived from the Roper executive team’s capital deployment strategy, our executives must have a unique set of skills. We continue to refine our executive compensation practices (as described in more detail in our “Compensation Discussion and Analysis”), to maintain close alignment with the interests of our shareholders.

•

Enhanced Proxy Statement disclosure. We have strived to present the information in our Proxy Statement in a clear and easy-to-read manner, and we believe that last year’s redesign of our Proxy Statement improved its readability. We have continued to receive positive feedback that we have incorporated in the evolution of our Proxy Statement.

We value your support and input. Please continue to share your comments with us on any topic. Communications can be addressed to the directors in care of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Sincerely,

The Board of Directors

David W. Devonshire	John F. Fort III	Brian D. Jellison	Robert D. Johnson

Robert E. Knowling, Jr.	Wilbur J. Prezzano	Richard F. Wallman	Christopher Wright

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Friday, May 29, 2015, at 11:30 a.m. local time

Place	6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240

Agenda	•	Proposal 1: Election of seven directors.

•	Proposal 2: To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.

•	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2015.

•	Proposal 4: To consider a shareholder proposal; if properly presented at the Annual Meeting.

We will also transact any other business properly brought before the Annual Meeting.

Record Date	Only shareholders of record at the close of business on March 31, 2015 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of our common stock since that date.

Voting Recommendations	The Company recommends that you vote:

•	“FOR” all of the director nominees

•	“FOR” the approval of the compensation to our named executive officers

•	“FOR” the appointment of PricewaterhouseCoopers

•	“AGAINST” the shareholder proposal

Proxy Voting	Your vote is important regardless of the number of shares of stock you own. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone, via the internet, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card.

April 29, 2015	By Order of the Board of Directors

David B. Liner Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held On May 29, 2015.

This Proxy Statement and the Roper Technologies, Inc. 2014 Annual Report

to Shareholders are available at: www.ropertech.com

EXECUTIVE COMPENSATION	39
2014 Summary Compensation Table	39
2014 Grants of Plan-Based Awards	40
2014 Outstanding Equity Awards at Fiscal Year End	41
2014 Option Exercises and Stock Vested	42
2014 Non-Qualified Deferred Compensation	42
Potential Payments upon Termination or Change in Control	43
Summary of Termination Payments and Benefits	43

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	46

AUDIT COMMITTEE REPORT	47

INDEPENDENT PUBLIC ACCOUNTANTS FEES	48

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015	49

PROPOSAL 4: SHAREHOLDER PROPOSAL	50

INFORMATION REGARDING THE 2016 ANNUAL MEETING OF SHAREHOLDERS	53

OTHER MATTERS	54

PROXY STATEMENT SUMMARY

This summary highlights information about our Company and the upcoming 2015 Annual Meeting of Shareholders and does not contain all of the information you should consider. You should read the complete Proxy Statement and our 2014 Annual Report on Form 10-K before voting.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: May 29, 2015 11:30 a.m. local time	Record Date: March 31, 2015	Place: Roper Technologies, Inc. 6901 Professional Parkway East Suite 200 Sarasota, Florida 34240

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required
1:	Election of seven directors	FOR EACH NOMINEE	Majority of votes cast
2:	Advisory vote to approve the compensation paid to our named executive officers	FOR	Majority of votes
3:	Ratification of the appointment of PricewaterhouseCoopers LLC as our independent registered accounting firm	FOR	Majority of votes
4:	Shareholder proposal, if properly presented at the Annual Meeting	AGAINST	Majority of votes

2015 DIRECTOR NOMINEES

We continue with the declassification of our Board, which our shareholders approved at the 2013 Annual Meeting upon our Board’s unanimous recommendation. The phasing-in of the declassification began in 2014 and will be completed next year. This year shareholders are electing seven directors who will serve for a one-year term.

Roper Technologies, Inc. 2015 Proxy Statement	i

PROXY STATEMENT SUMMARY (CONTINUED)

The following individuals are the director nominees for a term expiring at the Annual Meeting in 2016. In addition to our five incumbent directors and as a result of our Board processes that focus on Board refreshment, the Board has unanimously recommended two new nominees to stand for election by shareholders, Amy Woods Brinkley and Laura G. Thatcher.

				Committees
Name	Position	Director Since	Independent	Audit	Compensation	Nominating and Governance	Executive
Amy Woods Brinkley	Founder, AWB Consulting, LLC		X
Robert D. Johnson	Former CEO, Dubai Aerospace Enterprise Ltd.	2005	X		X
Robert E. Knowling	Chairman, Eagles Landing Partners	2008	X		Chair		X
Wilbur J. Prezzano	Former Vice-Chairman, Eastman Kodak Company	1997	X		X	X
Laura G. Thatcher	Retired Head of Executive Compensation Practice, Alston & Bird LLP		X
Richard F. Wallman	Former CFO and SVP, Honeywell International Inc.	2007	X			Chair	X
Christopher Wright	Chairman, EMAlternatives LLC	1991	X	X		X

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. We believe that the following practices and policies contribute to our strong governance profile:

•	Our declassified Board phase-in continues, with directors elected in 2015 to serve one-year terms, and will be completed in 2016;

•	7 of our 8 current directors are independent;

•	We have a Lead Independent Director;

•	We require the resignation of an incumbent director who fails to obtain a majority of votes cast in an uncontested election;

•	All members of the Audit, Compensation, and Nominating and Governance Committees are independent; and

•	We have an anti-hedging and anti-pledging policy.

BUSINESS HIGHLIGHTS

We achieved another year of record sales, net earnings and cash flow in 2014.

•	Our compound annual shareholder return over the past decade has been 18.5% and, over the last five years, 25.2%;

•	Net sales were $3.55 billion, up 10% from 2013;

ii	Roper Technologies, Inc. 2015 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

•	Net earnings were $646 million, a 20% increase over 2013;

•	Gross margin rose to 59.2% and our EBITDA margin expanded to 33.7%;

•	Our free cash flow was $803 million in 2014 representing 23% of sales;

•	We acquired three businesses to expand upon existing software and medical platforms.

•	Dividends increased by 20% for the 22nd consecutive year.

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. Aspects of our program that closely align the compensation of our executive officers with the long-term interests of our investors include the following:

•	Compensation is almost completely tied to pre-set, objective performance criteria and long-term shareholder value creation; 95% for the Chief Executive Officer in 2014.

•	“Double trigger” vesting of equity awards if a change in control.

•	No excise tax gross-ups for change-in-control payments.

•	Substantial share ownership and retention guidelines for our executive officers and non-employee directors.

•	Overhang and dilution from equity incentives at Roper are very low relative to its peers.

•	Clawback policy to recoup erroneously paid compensation.

•	Dividends on restricted shares awarded after 2014 will be paid only if the shares are earned.

•	Caps on annual bonuses to avoid encouraging a short-term focus.

•	Repricing of stock options is prohibited.

•	Anti-hedging and anti-pledging policies are in place.

•	No defined pension benefit plan, few perquisites, and limited severance agreements.

Roper Technologies, Inc. 2015 Proxy Statement	iii

ANNUAL MEETING AND VOTING INFORMATION

The Board of Directors of Roper Technologies, Inc. (the “Company” or “we, “us” or “our” in this Proxy Statement) is soliciting the enclosed proxy for use at the 2015 Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 29, 2015.

We are concurrently mailing to shareholders a copy of our 2014 Annual Report, which includes our Form 10-K for the year ended December 31, 2014. Our Form 10-K and its exhibits are available on the internet at www.sec.gov. The Annual Report and Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the Annual Meeting?

A:	Date & Time:

Friday, May 29, 2015 at 11:30 a.m.

(and at any adjournments thereof)

Place:

Our corporate office located at:

        6901 Professional Parkway East,

        Suite 200,

        Sarasota, Florida 34240

Q:	What is the purpose of this meeting?

A:	This is the Annual Meeting of our shareholders. At this meeting, we will be voting on the following matters:

1.	The election of seven directors;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2015; and

4.	Shareholder proposal, if properly presented at the Annual Meeting.

We will also transact any other business properly brought before the meeting.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.	We are not aware of any matters to be acted upon at the Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Brian D. Jellison and David B. Liner as proxy holders for this Annual Meeting. If you submit a properly executed proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or at any adjournment or postponement of the meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the advisory approval of our executive compensation;

FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered accounting firm; and

AGAINST the shareholder proposal.

Roper Technologies, Inc. 2015 Proxy Statement	1

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	Who may vote at the Annual Meeting?

A:	Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of Roper’s common stock since that date.

Q:	What is the record date?

A.	Our Board has established the close of business on March 31, 2015 as the record date to determine the shareholders of record entitled to receive a notice of, and to vote at, our Annual Meeting or any adjournment or postponement of the meeting. On the record date, there were 100,444,563 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this Annual Meeting.

Q:	What is a shareholder of record?

A.	A shareholder of record or a registered shareholder is a shareholder whose ownership of Roper Technologies, Inc. common stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company. If you are a shareholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a shareholder of record. The shareholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:	There are four ways to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 28, 2015.

•	By Internet. Have your proxy card available and log on to www.proxyvote.com.

•	By Telephone. Have your proxy card available and call 800-690-6903 toll free (US only) from a touchtone telephone

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.

•	In Person. You may vote by ballot in person at the Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:	If your shares are held in street name through a bank, broker or other intermediary, you must provide voting instructions to that institution. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors, (ii) the advisory vote on the approval of compensation to our named executive officers, and (iii) the shareholder proposal. The ratification of the appointment of the independent registered accounting firm is considered a routine proposal, so if you do not provide voting instructions, the institution holding your shares may either leave

2	Roper Technologies, Inc. 2015 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

the shares unvoted or vote the shares in its discretion. If your shares are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions.

Q:	How are broker non-votes and abstentions treated?

A:	Broker non-votes are not treated as votes cast for any of the matters on the agenda, so they will not have any effect on those proposals. Abstentions are treated as present and entitled to vote, so they will have the effect of a vote cast against the approval of the compensation of our named executive officers and against the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm. Abstentions are not treated as votes cast, so they will have no effect on the election of directors.

Q:	What constitutes a quorum?

A:	To conduct business at our Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:	Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for the election of directors. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation to our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the shareholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve (i) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company, and (ii) the shareholder proposal, if it is properly presented at the Annual Meeting. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

Q:	Is my proxy revocable?

A.	You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. If you are not the shareholder of record, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting. See “What is a shareholder of record?” above.

Roper Technologies, Inc. 2015 Proxy Statement	3

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	What is “householding” and how does it affect me?

A.	The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more shareholders sharing an address by delivering one set of proxy materials to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

Where multiple shareholders share the same address, only one copy of proxy material will be mailed to that address unless we have been notified by such shareholders of their desire to receive multiple copies of proxy materials. If you share an address with another shareholder and wish to receive a separate set of materials, you may instruct us to provide a separate Proxy Statement and Annual Report by calling 941-556-2601 or by writing to the attention of the Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. If you share the same address with another shareholder and already receive multiple copies of the Proxy Statement and Annual Report but prefer to receive a single set of materials, you may contact us at the same address and phone number to request a single set of material.

Q:	How can I find the voting results of the Annual Meeting?

A.	The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:	We are paying the expenses involved in preparing, assembling and mailing these proxy material and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged Georgeson Inc. as the proxy solicitor for this Annual Meeting for a fee of approximately $10,000 plus reasonable expenses. We will reimburse banks, brokers and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.ropertech.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

4	Roper Technologies, Inc. 2015 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. Our Board of Directors increased the number of directors from eight to ten, effective as of the date of the Annual Meeting. We continue with the declassification of our Board, which our shareholders approved at the 2013 Annual Meeting, upon our Board’s unanimous recommendation. The phasing-in of declassification commenced last year and will be completed next year. This year shareholders are electing seven directors who will serve for a one-year term.

The terms of office for five incumbent directors, Robert Johnson, Robert Knowling, Wilbur Prezzano, Richard Wallman and Christopher Wright, expire at this Annual Meeting. As a result of our processes that focus on Board refreshment and after considering the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated five incumbent directors for re-election and two new nominees, Amy Woods Brinkley and Laura G. Thatcher, to stand for election as directors for one-year terms expiring at the 2016 Annual Meeting of Shareholders or when their respective successors are elected and qualified. Certain information about the director nominees and the directors whose terms are continuing is set forth below under “Board of Directors.” This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board.

Each of Ms. Brinkley and Ms. Thatcher was identified and recommended as a potential director candidate by another member of our Board, and each candidate met with the Nominating and Governance Committee as well as with other members of our Board prior to being recommended by the Nominating and Governance Committee. Ms. Brinkley and Ms. Thatcher will provide the Board with a broad perspective on issues that affect our Company. Ms. Brinkley brings extensive experience in risk management and finance, and Ms. Thatcher has extensive knowledge in corporate governance, executive compensation, mergers and acquisitions, and tax law. Information regarding each of our director nominees is set forth below under the heading “Board of Directors.”

If prior to the meeting a director nominee is unable to serve, which the Board of Directors does not anticipate, the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Occupation
Amy Woods Brinkley	59		Yes	Founder, AWB Consulting, LLC
Robert D. Johnson	67	2005	Yes	Former CEO, Dubai Aerospace Enterprise Ltd.
Robert E. Knowling	59	2008	Yes	Chairman, Eagles Landing Partners
Wilbur J. Prezzano	74	1997	Yes	Former Vice-Chairman, Eastman Kodak Company
Laura G. Thatcher	59		Yes	Retired Head of Executive Compensation Practice, Alston & Bird LLP
Richard F. Wallman	64	2007	Yes	Former CFO and SVP, Honeywell International Inc.
Christopher Wright	57	1991	Yes	Chairman, EMAlternatives LLC

Roper Technologies, Inc. 2015 Proxy Statement	5

BOARD OF DIRECTORS

Nominee Information

for terms expiring at the 2016 Annual Meeting

Amy Woods Brinkley New Nominee Independent Age: 59

Professional Experience

Ms. Brinkley is the founder, owner and manager of AWB Consulting, LLC, which provides executive advising and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 to 2009. Prior to 2002, she served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses. During her employment at Bank of America Corporation, Ms. Brinkley also held the positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change.

Other Boards and Appointments

Ms. Brinkley is currently a director of TD Bank Group, Carter’s, Inc., and the Bank of America Charitable Foundation. She also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

Director Qualifications

Ms. Brinkley’s background offers the Board vast experience in risk management and a broad-based knowledge of banking, financial services, and brand marketing.

Robert D. Johnson Director since 2005 Independent Age: 67 Committees: Compensation

Professional Experience

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation, from August 2006 to December 2008. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

6	Roper Technologies, Inc. 2015 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Other Boards and Appointments

Mr. Johnson currently serves as the Chairman of the Board of Spirit AeroSystems, Inc., and as a director of Spirit Airlines, Inc. He previously served as a director of Ariba, Inc. from 2005 to 2012 and Beechcraft Corp during 2013.

Director Qualifications

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diverse career experiences. His management leadership skills and his general business knowledge provide our Board with guidance in compensation and management issues.

Robert E. Knowling, Jr. Director since 2008 Independent Age: 59 Committees: Compensation (Chair) Executive

Professional Experience

Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunication spend management solutions. Mr. Knowling has served as the CEO of the NYC Leadership Academy, and in various executive capacities with SimDesk Technologies, Inc. and Covad Communications Company.

Other Boards and Appointments

Mr. Knowling currently serves as a director of Heidrick & Struggles International and The Bartech Group. He previously served as a director of Aprimo, Inc. from 2008 to 2011 and as Lead Director of Ariba, Inc. from 2000 to 2012.

Director Qualifications

Mr. Knowling brings a unique perspective to our Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and insight with respect to technology matters. His experience as a director of several other public companies enables him to provide guidance on corporate governance and executive compensation issues.

Roper Technologies, Inc. 2015 Proxy Statement	7

BOARD OF DIRECTORS (CONTINUED)

Wilbur J. Prezzano Director since 1997 Lead Independent Director Age: 74 Committees: Compensation Nominating and Governance

Professional Experience

Mr. Prezzano retired in January 1997 from Eastman Kodak Company, a supplier of imaging material and services, as its board Vice-Chairman and as Chairman and President of its greater China region businesses. During his 32-year career with Eastman Kodak Company, Mr. Prezzano served in various executive capacities and also served as a director from 1992 to 1997.

Other Boards and Appointments

Mr. Prezzano currently serves as the Board Chair of Snyder’s-Lance, Inc., and as a director of TD Bank Financial Group and TD Ameritrade Holding Corporation, and formerly served as a director of EnPro Industries, Inc.

Director Qualifications

Mr. Prezzano has a strong background in management and experience in other international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides our Board with a broad-based understanding important to the Company’s growth and operations.

Laura G. Thatcher New Nominee Independent Age: 59

Professional Experience

Ms. Thatcher retired in December 2013 from 33 years of legal practice at Alston & Bird LLP, where she developed and headed the firm’s executive compensation practice for 18 years.

Other Boards and Appointments

From 1994 to 2007, Ms. Thatcher served as a director and Chair of the Compensation Committee of Batson–Cook Company, a southeast regional commercial construction and real estate development company. From 2008 to 2014, Ms. Thatcher served on the Board of Directors of The Atlanta Legal Aid Society, Inc., a non-profit organization addressing the civil legal needs of Atlanta’s lower income, elderly and disabled residents. Ms. Thatcher is a Past Chair of the Advisory Board of the Certified Equity Professional Institute (CEPI) of Santa Clara University.

Director Qualifications

Ms. Thatcher’s strong legal background in corporate, securities, compensation, mergers and acquisitions, and tax law, and her experience in advising a diverse array of public companies in these areas, offer the Board a broad-based as well as technical perspective in matters of corporate governance, executive compensation, and business acquisitions.

8	Roper Technologies, Inc. 2015 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Richard F. Wallman Director since 2007 Independent Age: 64 Committees: Nominating and Governance (Chair) Executive

Professional Experience

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, from March 1995 to July 2003. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Other Boards and Appointments

Mr. Wallman currently serves as a director of Convergys Corporation, Extended Stay America, Inc., Tornier N.V., and Charles River Laboratories International, Inc. and has formerly served as a director of Ariba, Inc., from 2002 to 2012 and Dana Holding Corp. from 2010 to 2013.

Director Qualifications

Mr. Wallman’s extensive leadership and financial background brings to our Board a significant understanding of the financial issues and risks that affect the Company. Mr. Wallman also serves on the boards of other diverse publicly held companies, which gives him a multi-industry perspective and exposure to developments and issues that impact the management and operations of a global business.

Christopher Wright Director since 1991 Independent Age: 57 Committees: Audit Nominating and Governance

Professional Experience

Mr. Wright is the Chairman of EMAlternatives LLC, a Washington, DC based private equity asset management firm focused on emerging markets, and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G., and as Global Head of Private Equity at Standard Bank Group from 2006 to 2007.

Other Boards and Appointments

Mr. Wright currently serves as a director of Yatra Capital Ltd (EuroNext), and sits on the advisory boards of various investment funds. Mr. Wright is a Foundation Fellow of Corpus Christi College, Oxford.

Roper Technologies, Inc. 2015 Proxy Statement	9

BOARD OF DIRECTORS (CONTINUED)

Director Qualifications

Mr. Wright offers a global perspective to our Board gained from his extensive international, private equity and banking experience. He is able to provide a valuable historical perspective on the development of the Company. He also provides our Board with knowledge of current financial issues and risks affecting international business operations, especially in Europe and across emerging markets.

Continuing Directors

whose terms expire at the 2016 Annual Meeting

David W. Devonshire Director since 2002 Lead Independent Director through December 2014 Age: 69 Committees: Audit (Chair) Executive

Professional Experience

Mr. Devonshire served as an Executive Vice President and Chief Financial Officer of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007. Prior to Motorola, Mr. Devonshire served as Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial company, and as Senior Vice President and Chief Financial Officer of Owens Corning, an innovator of glass fiber technology.

Other Boards and Appointments

Mr. Devonshire currently serves as a director of Meritor, Inc. (and served as its Lead Director from January 2013 through January 2015) and as a director of Career Education Corporation (and served as its Non-Executive Chairman from May 2013 to June 2014). He is the principal financial advisor to Harrison Street Capital, a private investment company, and also serves on the Advisory Board of CFO Magazine. Mr. Devonshire previously served as a director of Arbitron Inc. from 2007 to 2013 and on the Advisory Board of L.E.K Consulting.

Director Qualifications

Mr. Devonshire’s strong background in finance and accounting and his substantial experience as chief financial officer of diverse companies provide our Board with in-depth financial expertise and insight in the analysis and evaluation of financial statements, financial reporting, internal controls and strategy. He also brings to our Board knowledge related to IT, Strategic Planning, and mergers and acquisitions.

10	Roper Technologies, Inc. 2015 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

John F. Fort, III Director since 1995 Independent Age: 73 Committees: Audit Nominating and Governance

Professional Experience

Mr. Fort has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer of Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Other Boards and Appointments

Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009.

Director Qualifications

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company gives our Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison Chairman since 2003 President and Chief Executive Officer since 2001 Age: 69 Committees: Executive

Professional Experience

Mr. Jellison is our President and CEO. He previously served as Corporate Executive Vice President of Ingersoll-Rand, a global diversified industrial company from January 1998 to July 2001. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Director Qualifications

Mr. Jellison’s active involvement in Roper’s operations provides our Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for the Company’s growth.

Roper Technologies, Inc. 2015 Proxy Statement	11

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is committed to maintaining high standards of ethical business conduct and sound corporate governance principles and practices. Our Corporate Governance Guidelines reflect our Board of Directors’ commitment to monitoring the effectiveness of the Board and its Committees in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Our Business Code of Ethics and Standards of Conduct (the “Code of Ethics”) addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, and our Code of Ethics also encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver as required by law.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of the NYSE. As required by the director independence standards, our Board reviewed and analyzed the independence of each director in March 2015 to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and family members and Roper or Roper’s management. As a result of this review, on March 12, 2015, our Board affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such committees.

Nominating Process

Our Board unanimously recommended the five incumbent directors whose terms are expiring this year and two new director nominees for election at this Annual Meeting. The Nominating and Governance Committee, acting under its charter, determines the desired skills, ability, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience; and

•	whether the candidate meets the independence requirements of the NYSE.

Our Board’s process for identifying and evaluating potential nominees includes soliciting recommendations from our directors and engaging a third party to assist in identifying potential nominees when a Board position becomes available. Our Board has no formal policy with respect to diversity, but considers racial and gender diversity when creating the pool of candidates from which it considers possible new board candidates.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the procedures set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A shareholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2016 Annual Meeting of Shareholders” for additional information regarding nominating director candidates.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2014.

12	Roper Technologies, Inc. 2015 Proxy Statement

CORPORATE GOVERNANCE (CONTINUED)

Shareholder Communications

Shareholders or other interested parties may send written communications to our Board of Directors or the non-management members of our Board in care of the Company to the address set forth below. This process is also set forth on our website at www.ropertech.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Items unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Ethics, Director Independence Standards, and By-Laws are available on our website at www.ropertech.com/governance-documents. Requests for copies of these documents or of the full text of the By-Law provision regarding director candidate nominations and communications to our entire Board or non-management Board members should be addressed to:

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

Roper Technologies, Inc. 2015 Proxy Statement	13

BOARD COMMITTEES AND MEETINGS

Our Board of Directors held six scheduled meetings in 2014. Each director participated in 100 percent of all Board meetings and applicable Committee meetings held while such director was a member, except for one director who participated in 87 percent of the meetings applicable to him, but was not able to participate in two of his 16 scheduled meetings due to prior business conflicts. Our Board has not implemented a formal policy regarding director attendance at the Annual Meeting, but encourages all directors to attend in person. All of our directors attended the 2014 Annual Meeting of Shareholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as our Company’s Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. Mr. Jellison’s in-depth knowledge of our Company allows him to effectively identify strategic priorities, lead board discussions, and execute our Company’s strategy and business plans. Our Board believes Mr. Jellison’s combined role is in the best interest of the Company and promotes decisive leadership, clear accountability, and enhanced communication internally and externally.

In light of the combined roles, the independent directors select a Lead Independent Director, whose primary responsibilities include initiating and chairing meetings of the independent directors at each Board meeting, soliciting input from independent directors on issues and areas of focus, and providing feedback to the Chief Executive Officer. Pursuant to our Corporate Governance Guidelines, the Lead Independent Director serves for a term not less than one year. The non-management directors appointed Wilbur J. Prezzano, effective January 1, 2015, to serve as the Lead Independent Director.

Effective Board Processes

As a result of our board structure and processes, our directors are actively involved in overseeing the strategy, business and affairs of the Company. The Company’s business model has enabled the Company to transform  itself  over  the past  several   years. Roper is now a diversified technology company.

Our Board meetings typically extend over several days, with directors monitoring the existing portfolio of businesses and analyzing and carefully examining with management the different ways Roper can invest for future growth, both internally and through acquisitions. Between scheduled Board meetings, our directors continue their discussions with management and each other, enabling the Company to draw from their experiences and expertise. Our directors are involved in our corporate strategy and must keep abreast of the issues encountered by our diverse global business operations.

The Board, including its Nominating and Governance Committee, has an effective board recruitment and evaluation process that contributes to bringing together a group of directors who complement each other and collectively provide oversight of management in ways that include challenging and discussing different perspectives.

Executive Succession Planning

Our Board recognizes the importance of effective leadership to our Company’s success and is actively engaged and involved, on an annual basis, in succession planning on both a long- and short-term basis. The Company’s operating unit executives, who have responsibility for their respective businesses, but no “enterprise-wide” responsibilities, provide a broad and deep talent resource that is key to and part of our executive succession planning.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at the Company, which it generally carries out through Board committees. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel or any other outside advisor when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors the Company’s risk management practices. It meets regularly with our independent auditors and the Vice President of our internal audit department who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

14	Roper Technologies, Inc. 2015 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own independent compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments.

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. The Audit, Compensation, and Nominating and Governance Committees operate under written charters, copies of which can be viewed on Roper’s website (www.ropertech.com/governance-documents) or obtained upon request from the Secretary. Each Committee reviews its charter annually and reports its activities to the full Board on a regular basis.

Set forth below are the current committee memberships.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
David W. Devonshire	C			X
John F. Fort III	X		X
Robert E. Knowling		C		X
Brian D. Jellison				C
Robert D. Johnson		X
Wilbur J. Prezzano		X	X
Richard F. Wallman			C	X
Christopher Wright	X		X

Audit Committee: 10 Meetings Held in 2014

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, and the performance of our internal audit functions. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of our Vice President of the internal auditing department, who provides the Audit Committee with significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

Roper Technologies, Inc. 2015 Proxy Statement	15

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	Prepare reports and disclosures required to be included in this Proxy Statement, including the “Audit Committee Report” below.

Compensation Committee: 5 Meetings Held in 2014

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for our executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee and has the authority to retain its own compensation consultants. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to our Chief Executive Officer’s compensation and based on that evaluation, determine and approve our Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for our executive officers;

•	Grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”);

•	Periodically review and make recommendations to the Board concerning our equity and incentive compensation plans;

•	Review risks associated with compensation and assess potential material adverse effect;

•	Periodically review and determine the form and amounts of director compensation; and

•	Review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement.

Nominating and Governance Committee:

4 Meetings Held in 2014

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis and evaluating the overall effectiveness of our Board and its committees.

16	Roper Technologies, Inc. 2015 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as our Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by directors and/or shareholders;

•	Periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;

•	Annually review and recommend committee slates and additional committee members to our Board as needed;
•	Develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board;

•	Annually review and approve our Chief Executive Officer’s management succession plan to ensure continuity of management; and

•	Develop and recommend to our Board an annual self-evaluation process for our Board and its committees, and administer and oversee the evaluation process.

Executive Committee: No Meeting Held in 2014

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

Roper Technologies, Inc. 2015 Proxy Statement	17

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of the Company’s 2006 Incentive Plan. The Director Compensation Plan provides for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after our Annual Meeting of Shareholders. Unless the non-employee director has made a timely deferral election as provided in the Plan, each RSU represents the right to receive one share of our common stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of our common stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2014, each non-employee director received a grant of 4,000 RSUs on May 22, 2014.

Under our Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer
Annual Cash Retainer	$42,500
Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000
Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000
Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at board, committee and shareholder meetings and other Company business.

Mr. Jellison is an employee of the Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

18	Roper Technologies, Inc. 2015 Proxy Statement

DIRECTOR COMPENSATION (CONTINUED)

The table below shows the compensation of our non-employee directors for 2014.

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
David W. Devonshire	64,500	562,760	-	627,260
John F. Fort III	58,000	562,760	-	620,760
Robert D. Johnson	61,500	562,760	-	624,260
Robert E. Knowling, Jr	56,500	562,760	-	619,260
Wilbur J. Prezzano	56,500	562,760	-	619,260
Richard F. Wallman	58,500	562,760	-	621,260
Christopher Wright	59,500	562,760	-	622,260

(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2014, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 stock compensation.

(2)	As of December 31, 2014, each non-employee director had 2,000 unvested RSUs outstanding.

(3)	There were no stock option awards outstanding at December 31, 2014 for our non-employee directors.

Our shareholder ownership and retention guidelines for non-employee directors requires them to own 4,000 shares of our common stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under our Director Compensation Plan. All of our directors are in compliance with the ownership and retention guidelines. The ownership requirement equated to approximately 15 times the annual cash retainer for directors, based on the closing price of our common stock on December 31, 2014 ($156.35 per share).

Roper Technologies, Inc. 2015 Proxy Statement	19

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our current executive officers. The executive officers are elected by the Board of Directors and serve at its discretion.

Brian D. Jellison	Professional Experience
Chairman since 2003 President and CEO since 2001	Mr. Jellison’s professional experience is discussed under “Board of Directors” above.
Chairman since 2003 Age: 69
John Humphrey	Professional Experience
Executive Vice President since 2011 Chief Financial Officer since 2006 Vice President from 2006 to 2011 Age: 49	Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal. Mr. Humphrey’s earlier career included 6 years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.
David B. Liner	Professional Experience
Vice President since 2005 General Counsel since 2005 Secretary since 2005 Age: 59	Prior to joining Roper, Mr. Liner served four years in the corporate finance group of the law firm of Dykema Gossett, PLLC, heading up both the firm’s automotive industry and China teams, and four years as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Mr. Liner’s earlier career included 17 years as a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets.
Paul J. Soni	Professional Experience
Vice President since 2006 Controller since 2002 Age: 56	Prior to joining Roper, Mr. Soni served four years as Corporate Controller of Oxford Industries, Inc., a clothing company, and four years as Controller of the International Division of Savannah Foods & Industries, Inc., a producer, marketer, and distributor of food products, with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services.

20	Roper Technologies, Inc. 2015 Proxy Statement

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 31, 2015 by (i) each of our directors and director nominees, (ii) each named executive officer in the “2014 Summary Compensation Table,” (iii) all of our current directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class
T. Rowe Price Associates, Inc 100 East Pratt Street, Baltimore, Maryland 21202	15,094,126	(3)	15.0%
The Vanguard Group, Inc 100 Vanguard Blvd., Malvern, Pennsylvania 19355	8,167,411	(4)	8.2%
Blackrock, Inc. 55 East 52nd Street, New York, New York 10022	5,621,289	(5)	5.5%
Amy Woods Brinkley	10		*	*
David W. Devonshire	13,000		*	*
John F. Fort III	15,150	(6)	*	*
Brian D. Jellison	1,757,984		1.7%
Robert D. Johnson	10,500		*	*
Robert E. Knowling, Jr.	10,038		*	*
Wilbur J. Prezzano	24,000		*	*
Laura G. Thatcher	-		*	*
Richard F. Wallman	35,965		*	*
Christopher Wright	77,784		*	*
John Humphrey	290,142		*	*
David B. Liner	144,115		*	*
Paul J. Soni	124,610	(7)	*	*
All current directors and executive officers as a group (11 individuals)	2,503,288		2.5%
**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2015 upon exercise of stock options issued under Company plans as follows: Mr. Jellison (548,084), Mr. Humphrey (161,916), Mr. Liner (84,000), Mr. Soni (72,000) and all 11 current directors and executive officers as a group (866,000). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (300,000), Mr. Humphrey (60,000), Mr. Liner (12,000) and Mr. Soni (12,000). Also includes 2,000 shares that will be acquired on May 28, 2015 upon the vesting of unvested restricted stock units for each of our non-employee directors: Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright. The total for all current executive officers and directors as a group is 398,000.

(3)

Based on information reported on Schedule 13G filed with the SEC on February 10, 2015, as of December 31, 2014, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of such securities, with sole voting power over 4,012,947 shares and sole dispositive power over all of the shares.

Roper Technologies, Inc. 2015 Proxy Statement	21

BENEFICIAL OWNERSHIP (CONTINUED)

(4)

Based on information reported on Schedule 13G filed with the SEC on February 10, 2015, as of December 31, 2014, The Vanguard Group, Inc. beneficially owned 8,167,411 shares of Roper common stock, with sole voting power over 175,279 shares, sole dispositive power over 8,005,269 shares and shared dispositive power over 162,142 shares. Certain of these shares are beneficially owned by subsidiaries that serve as investment manager of collective trust accounts or as investment manager of investment offerings.

(5)

Based on information reported on Schedule 13G filed with the SEC on February 6, 2015, as of December 31, 2014, BlackRock, Inc. (and certain subsidiaries as a group) beneficially owned 5,621,289 shares of Roper common stock with the sole voting power over 4,784,738 and sole dispositive power over all of the shares.

(6)	Includes 250 shares held by a trust of which Mr. Fort is a trustee.

(7)

Mr. Soni and his spouse each participate in a 401(k) plan with a unitized stock fund that consists of cash and common stock in amounts that vary from time to time. Based on a conversion factor representing the units in the fund as of March 31, 2015, the shares in the table include 2,780 shares in Mr. Soni’s account and 940 shares in his spouse’s account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file.

We believe that during 2014 all of our directors and executive officers complied with all Section 16(a) filing requirements, with the exception of one late Form 5 filed April 2, 2015 due to an administrative oversight in reporting a gift transaction of 1,500 shares for Mr. Fort. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

22	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and other executive officers (who are included in the 2014 Summary Compensation Table and referred to in this CD&A as “executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement.

EXECUTIVE SUMMARY

Superior Returns for Roper Investors

Roper is proud of its long track record of superior returns for its investors. Roper has significantly outperformed the S&P 500 over the past three, five, and 10 years.

Period	Compound Annual Shareholder Return		Total Shareholder Return (TSR)
	Roper	S&P 500	Roper	S&P 500
3 Years	22.3%	20.4%	83.0%	74.6%
5 Years	25.2%	15.5%	207.3%	105.1%
10 Years	18.5%	7.7%	445.2%	109.5%

Financial Performance

Performance for 2014 was outstanding across the enterprise with record revenue, income, cash flow, and margins:

Revenue increased 10% from $3.2 billion in 2013 to $3.5 billion in 2014.	Gross Margin increased from 58.1% in 2013 to 59.2% in 2014.

Operating Margin increased from 26.0% in 2013 to 28.2% in 2014.	Diluted Earnings Per Share (DEPS) increased 19% from $5.37 in 2013 to $6.40 in 2014.

Roper Technologies, Inc. 2015 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other 2014 achievements include:

•	Broad-based organic revenue growth across our segments, with 7% overall

•	Operating income grew 19% to $999 million

•	EBITDA margin continued to expand, reaching 33.7%
•	Free cash flow exceeded $800 million for the first time, representing 23% of revenue

•	Annual dividend increased by 20%, increasing for the 22nd consecutive year

•	25% annual compound return to shareholders over the past five years

Compensation Highlights and Response to 2014 Say-on-Pay Vote

The creation of shareholder value is the foundation and driver of our executive compensation program. The compensation of our executive officers is closely aligned with the long-term interests of our investors.

•	In 2014, 95% of our Chief Executive Officer’s compensation was subject to performance risk and tied to long-term results and stock price.

•

Adjusted net earnings increased by more than 15% from 2013, resulting in 100% annual bonuses for 2014 for executive officers, other than the CEO who received no annual bonus as it was replaced with a long-term cash incentive.

•	Salaries were increased by approximately 2% for 2014, with no increases for 2015.

•	Vesting of 100% of the restricted shares is contingent upon meeting EBITDA and operating cash flow margin performance requirements.

At the 2014 Annual Meeting of Shareholders, approximately 80% of the votes cast were in favor of the advisory vote to approve executive compensation, continuing our high level of support. Taking into consideration input from investors, last year’s Say on Pay vote, external developments, and internal considerations, Roper took numerous actions related to its executive compensation program over the last year:

•	CEO annual cash bonus was replaced with three-year long-term cash incentive award.

•	Dividends on restricted shares will not be paid until the shares are earned, and will be forfeited if not earned (effective for January 2015 and later awards).

•	Vesting for equity awards was lengthened to 50% after years 2 and 3 (from one-third per year previously; change effective for January 2015 and later awards).

•

Achievement of three-year cumulative performance goal required for full vesting of restricted shares (versus a one-year goal for each year previously; change effective for January 2015 and later awards).

•	EBITDA of $3 billion and operating cash flow of 20% of revenue required over three-year performance period for full vesting of restricted shares awarded in 2015.

•	Eliminated the Medical Reimbursement Plan for executives effective for 2015.

•	Reviewed our Global Industry Classification System (GICS) with Standard & Poor’s who changed our assignment to reflect the transformation of our business mix.

24	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Checklist of Compensation Practices

Consistent with investor interests and market best practices, positive features of our executive compensation program include the following:

WHAT WE DO
•	Virtually all compensation for executives is tied to performance.
•	Performance vesting requirements apply to 100% of restricted stock awards.
•	CEO’s cash bonus based on three-year results to reinforce long-term planning horizon.
•	Cash bonuses are capped and performance-based restricted stock awards limited to 100% of target (risk mitigation features).
•	Robust share ownership and retention guidelines, much higher than typical practice.
•	“Clawback” policy to recoup erroneously paid compensation.
•	Risk assessment review as part of risk mitigation process.
•	Independent compensation consultant retained by the Compensation Committee.
•	Limited perquisites and other benefits.

WHAT WE DON’T DO
•	No re-pricing of underwater stock options or cash buy-outs.
•	No granting of stock options with an exercise price less than fair market value at grant.
•	No payment of dividends on performance-based restricted stock awards until earned.
•	No defined-benefit pension plan or SERPs for executives (only 401(k) Plan on the same terms as other eligible employees and voluntary deferral of cash compensation).
•	No “single trigger” equity vesting upon change-in-control.
•	Severance pay is very limited, as is the use of employment agreements.
•	No hedging or pledging of Company stock is permitted.
•	No excise tax gross-ups on change-in-control payments.

Roper Technologies, Inc. 2015 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CREATING SHAREHOLDER VALUE

Simple Strategy Focused on Value Creation

Roper has a simple and successful business model that we believe is unique among multi-industry diversified companies. We operate high-margin, high-cash generating, asset-light businesses across a wide range of diverse end-markets. Our high-performing businesses generate excess free cash flow that our executive team deploys to acquire more high-performing businesses. This creates a “compounding effect” on cash flow that drives long-term value creation. Our free cash flow has increased from $153 million in 2004 to $803 million in 2014, driven by this combination of outstanding business performance and value-creating capital deployment.

Roper Annual Free Cash Flow (millions)

Note: Free Cash Flow = Cash from Operations less Capital Expenditures

Key Metric: Cash Return on Investment

Cash Return on Investment (“CRI”) is a key operating metric Roper uses to measure the performance and value of its operating businesses and potential acquisitions, and to focus our business leaders and corporate executive leadership on cash flow growth and disciplined investment.

•	CRI is highly correlated to value creation and we believe our strategy of improving CRI has been a key driver to our long term performance.

•	Our CRI discipline, as applied throughout the organization, allows us to focus our investment on areas that will increase shareholder value, drive cash flow growth, and minimize physical assets.

•

Through a combination of internal improvements and disciplined capital deployment, Roper has increased CRI dramatically since 2004, and our shareholders have enjoyed a total shareholder return of 445% during that period.

26	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Acquisition-Focused Capital Deployment

Roper deploys most of its free cash flow in acquisitions to generate long-term growth and create long-term shareholder value. Unlike most other large corporations, Roper does not have a separate corporate development or merger-and-acquisition team, with our Chief Executive Officer, Chief Financial Officer, and other top executives responsible for the disciplined deployment of capital through acquisitions.

Market Capitalization Growth (2004-2014)

Over the last five years, Roper’s market capitalization has more than tripled, climbing by more than $10 billion, including $7 billion over the last three years alone.

OBJECTIVES OF OUR COMPENSATION PROGRAM

Our compensation program for executives reflects our business needs and challenges in creating shareholder value and is designed to:

•	Drive performance for the benefit of shareholders.

•	Emphasize equity compensation to align executives’ financial interests with those of shareholders.

•

Provide compensation levels competitive with publicly traded and privately held enterprises enabling us to recruit and retain seasoned leadership capable of driving and managing a diversified technology company.

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment.

•	Simplify compensation design to promote transparency and facilitate ease of administration and communication.

•	Solicit and consider the views of our investors.

•	Adhere to the highest legal, governance, and ethical standards.

Roper Technologies, Inc. 2015 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS OF COMPENSATION

Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the biggest and most important form of pay for our executive officers as it achieves many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation and achievement of pre-determined and objective performance criteria.

•	Align executives’ interests with those of shareholders while reinforcing a long-term planning horizon.

•	Attract executives, particularly those interested in building long-term value for shareholders, as equity compensation is the key element of competitive pay packages for executives.

•	Retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

We use two types of equity awards:

Stock Options

•

The exercise price of stock options is set at the market closing price of our stock on the date of grant which provides an incentive to grow shareholder value and requires continued service over multiple years to realize any gains.

Performance-Based Restricted Stock

•	In addition to continued service, the vesting of restricted shares is 100% contingent on the Company attaining specific, pre-determined and objective performance goals, as certified by the

Compensation Committee. Effective for the awards made in January 2015, dividends will be withheld and paid only to the extent the shares are actually earned by performance, rather than currently as under prior awards. Performance-based restricted stock is intended to encourage the retention of executives, provide a continuing incentive to increase shareholder value, and further align executives’ interests with investors.

We use two types of cash payments:

Cash Incentives

Cash incentives support the achievement of our business strategies by tying a portion of compensation to the achievement of established financial objectives and assist in attracting executives due to their market prevalence. Cash incentives are capped to avoid an excessive short-term focus and potentially adverse risk-taking. Cash incentives for executive officers are tied to annual performance, except for our Chief Executive Officer. Effective for 2014, the Chief Executive Officer’s annual incentive was changed to a long-term incentive covering three years to reinforce the importance of sustained performance.

Base Salary

Base salary is fixed cash compensation that reflects level and scope of responsibility, experience and skills, and market practices. The Compensation Committee reviews each executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. Salary adjustments are usually effective as of January 1.

28	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other Pay Elements

As Roper has largely avoided perquisites, supplemental pensions, and other compensation not tied to performance, the other items summarized below represent only a small portion of executives’ total compensation.

Retirement Benefits

•

Executives may participate under the same terms as other eligible employees in a 401(k) program that provides matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code.

•

To provide financial planning flexibility, we maintain a Non-Qualified Deferred Compensation Plan, pursuant to which executive officers may elect to defer cash compensation. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—2014 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

Perquisites and other non-cash benefits offered to executive officers are limited to the following:

•	An automobile allowance and club membership when they have a business purpose.

•	Reimbursement for financial planning expenses.

•	A Medical Reimbursement Plan covering certain expenses was eliminated effective for 2015.

Severance and Change-in-Control Provisions

We have an employment agreement only with Mr. Jellison and letter agreements only with Messrs. Humphrey and Liner. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change-in-control. For a description of these agreements and payments under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (“single trigger”), because we believe it provides adequate protection and reduces potential costs for a possible acquirer of the Company. See the “Potential Payments upon Termination or Change in Control” section below for additional detail.

No Tax Gross-Ups

An executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply.

Roper Technologies, Inc. 2015 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

Compensation for our executive officers encourages a long-term focus and closely aligns with shareholder interests.

•	95% of CEO total direct compensation for 2014 was at risk and tied to stock price and multi-year performance objectives.

2014 Total Direct Compensation Mix

COMPENSATION PROCESS

Compensation Committee Oversight

The Compensation Committee oversees our executive compensation programs to appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executives’ interests with long-term interests of our shareholders. It reviews each element of compensation for each executive officer and determines any adjustments to compensation structure and levels in light of various considerations including:

•	The scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels.

•	Our financial results against prior periods.

•	The structure of our compensation programs relative to sound risk management, as discussed with management.

•	The results of the advisory shareholder vote on the compensation of our executive officers and input from investors.

•	Competitive pressures from private equity and capital deployment companies, as well as market practices and external developments generally.

The Compensation Committee has maintained a simple program that drives long-term performance and superior value creation for shareholders and believes it has enabled Roper to attract, retain, and motivate a world-class management team.

30	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Consulting Assistance

For 2014, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Committee with independent, objective analysis and professional opinions on executive compensation.

•

The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. The Committee determined that its engagement of the Consultant did not raise any conflicts of interest.

•

The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved.

•

The Consultant assists in gathering and analyzing market data on compensation levels, and provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Executive Officers

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our executive officers, our Chief Executive Officer participates in the process because of his close day-to-day association with the other executive officers and his knowledge of the Company’s diverse business operations.

•	Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself.

•

The Chief Executive Officer makes recommendations on the components of compensation for the executive officers, other than himself, and does not participate in the portion of the Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

The other executive officers provide support to the Committee, as needed, in regard to their respective technical areas. Our Chief Financial Officer also assists the Compensation Committee as an information resource in regard to metrics related to incentive compensation.

Market Benchmarking

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making compensation decisions.

Purpose

•

We benchmark to provide an external frame of reference on range and reasonableness of compensation levels and practices. Market information is used as a data point in decision-making, and not as a primary factor.

Challenges

•

Our high-margin, asset-light model and diversified end-markets make it challenging to select peers using traditional criteria such as revenue, industry codes or competitors. Roper’s operating businesses have peers that can be assigned by industry, but at the enterprise level Roper has no peers that match our diverse set of businesses and unique operating model. Given our valuation relative to revenue, using only revenue in measuring size understates Roper’s overall value and is a poor indicator of Roper’s relative value.

Private Equity

•

Given the capital deployment responsibilities of our executive officers and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity companies that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities. We do not allow our executives to co-invest in Company investments, nor do they benefit from carried-interest tax treatment.

Roper Technologies, Inc. 2015 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014 Peer Group

•

Changes were made to our self-selected peer group for 2014 to reflect our continued strong growth and sustained value creation, our expansion into medical, software, and technology-driven businesses, and market valuation relative to revenues and gross investment. In light of the transformation of our business portfolio, Standard & Poor’s changed our GICS assignment. The peer companies are listed below along with various size indicators. Danaher, the largest company and the only industrial conglomerate in the group, is included as many of our investors have told us they see Danaher as our closest peer.

Company	Ticker	Enterprise Value(1) ($ millions)	Market Capitalization(1) ($ millions)	Revenue(2) ($ millions)	Net Income (2) ($ millions)	Global Industry Classification Standard (GICS) Sub-Industry
Danaher	DHR	$59,308	$60,228	$19,914	$2,598	Industrial Conglomerates
salesforce.com	CRM	$38,849	$37,425	$5,374	($263)	Application Software
Adobe Systems	ADBE	$34,033	$36,258	$4,256	$306	Application Software
Intuit	INTU	$25,233	$26,323	$4,582	$805	Application Software
Citrix Systems	CTXS	$10,808	$10,270	$3,143	$252	Application Software
Autodesk	ADSK	$12,511	$13,665	$2,512	$82	Application Software
Nuance Communications	NUAN	$6,149	$4,605	$1,927	($145)	Application Software
Solera Holdings	SLH	$5,261	$3,492	$1,093	$45	Application Software
American Capital	ACAS	$4,858	$3,940	$471	$434	Asset Management and Custody Banks
Becton Dickinson	BDX	$28,134	$26,911	$8,468	$1,150	Healthcare Equipment
Boston Scientific	BSX	$21,575	$17,576	$7,308	($119)	Healthcare Equipment
Agilent Technologies	A	$13,465	$13,728	$6,999	$381	Life Sciences Tools and Services
PerkinElmer	PKI	$5,596	$4,940	$2,237	$158	Life Sciences Tools and Services
Median		$13,465	$13,728	$4,256	$252
Roper	ROP	$17,465	$15,660	$3,549	$646	Industrial Conglomerates

Source:	S&P Capital IQ
(1)	As of 12/31/14
(2)	Last four quarters available as of 12/31/14

Relative Performance Comparisons Caveat

Long-Term Measurement Period Needed

Comparing other companies’ performance to Roper’s can generate misleading or distorted results due to our consistently strong performance, our business transformation and GICS change, and short term stock price movements. As a result, we believe a long-term performance period most accurately portrays relative performance for Roper

•

Over shorter periods, performance comparisons can be skewed by the easier performance baselines of peer companies that, unlike Roper, have experienced periods of historical underperformance and benefit from a “bounce back” from a lower starting point.

Significant Weight on Starting Point

Roper’s strong stock price gains at the end of 2011 and beginning of 2015 illustrate how misleading it can be to rely on short-term performance comparisons over a fixed period. In the fourth quarter of 2011, Roper’s share price increased 26%. During the first quarter of 2015, Roper’s share price increased 10%. Neither period of outperformance is captured in Roper’s one-, two- or three-year return, ending 12/31/14. Looking only at December-end results to calculate shorter-term returns distorts Roper’s longer-term relative performance.

32	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO Compensation

The Compensation Committee considers many factors in determining the compensation of Roper’s Chief Executive Officer, Brian Jellison, and believes his compensation is reasonable, appropriate, and aligned with shareholders’ best interests.

Broad Responsibilities and Effective Leadership

•

Not only is Mr. Jellison the Chairman, Chief Executive Officer, and President of a unique, complex, global organization, but he is also the key architect of our highly successful business strategy and has been instrumental in building the sustainable high-performance and entrepreneurial culture at Roper. Mr. Jellison also leads the capital deployment process under which Roper has invested billions of dollars in acquisitions during his tenure that has successfully created sustained superior returns for investors.

Outstanding Performance and Value Creation

•

Over the last five years, Roper’s value has tripled with shareholders receiving a 25% compound annual return. As guided by Mr. Jellison, Roper has undergone a business transformation with increasing returns on cash investment and margins, providing a platform for continued growth and future value creation for investors. Among other honors, Mr. Jellison was recently recognized by The Harvard Business Review as one of “The 100 Best-Performing CEOs in the World.”

Alignment with Shareholder Value Creation

•

By design, the Chief Executive Officer’s compensation has been closely tied to the value of Roper stock. The percentage increase in the value of Mr. Jellison’s equity awards over the last five years has exactly equaled the percentage increase in Roper’s stock price, as the number of shares awarded has remained the same. This tight alignment between compensation and share price creates a strong incentive to profitably grow the enterprise.

External Comparisons

•

Compensation for Roper’s Chief Executive Officer is within the range for Roper’s self-selected peers and high-performing, long-tenured Chief Executive Officers of publicly traded corporations. Among private equity firms, compensation for Roper’s Chief Executive Officer is below levels that would be expected for commensurate levels of performance. Compensation for our Chief Executive Officer has also been low relative to the incremental value created for investors as measured against Roper’s self-selected peers. Over the last five years for which information is available, Roper’s “sharing ratio” (Chief Executive Officer total compensation as a percentage of incremental shareholder value created) is at the lower end of the range among peers.

Internal Pay Equity

•

The Compensation Committee considers the scope of responsibilities, experience, and performance of our executive officers and believes all are reasonably compensated from an internal perspective. Specific considerations in regard to the Chief Executive Officer include the breadth of his responsibilities and his leadership role in developing and executing Roper’s business strategy. Consistent with Roper’s lean organization, we made a conscious decision to not have a Chief Operating Officer and traditional corporate staff levels. In addition, Roper’s decentralized model results in operating business leaders who are highly compensated but are not executive officers.

Roper Technologies, Inc. 2015 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Equity Grants

The Compensation Committee grants awards of performance-based restricted stock and stock options to executive officers under the Company’s 2006 Incentive Plan at the first regularly scheduled meeting each year. The exercise price for stock options is the closing price of Roper common stock on the date of grant. From time to time the Compensation Committee may grant additional awards in connection with promotions or increased responsibilities; however, no such awards were made to executive officers in 2014.

Equity Award Determination

Historically, the size of equity awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in the stock price. We believe this approach strengthens the alignment with shareholders, provides additional incentive for increasing the value of our shares, exposes the executive to the risks of share ownership, and assists in attracting and retaining talented executives. Consistent with this “constant share” approach to equity award denomination, changes in total compensation for our executive officers align with our total shareholder return. The total compensation of our Chief Executive Officer, for example, has increased by 52% from 2011 to 2014 compared to a cumulative return to shareholders of 83% over the same period.

The Compensation Committee reviewed the application of the share-based approach to ensure that it does not unduly reward executive officers for past performance and retained the approach for the 2015 equity awards which were slightly lower in value than the 2014 awards for executive officers, other than the CEO’s whose award value was only slightly higher than the prior year. The Committee will continue to closely monitor the grant size methodology to ensure it is consistent with our overall executive compensation philosophy and program.

ANALYSIS OF 2014 COMPENSATION

This section discusses the compensation actions that were taken in 2014 for our executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In light of the Committee’s assessment of individual responsibilities and performance and external market conditions, the Compensation Committee approved the following salary increases for 2014 effective at the start of the year: Mr. Jellison (2.1%), Mr. Humphrey (2.3%), Mr. Liner (2.3%), and Mr. Soni (2.5%).

For 2015, the Compensation Committee decided to keep salaries for the executive officers at 2014 levels.

Annual Cash Incentive

Incentive Opportunities

Annual cash incentive opportunities for 2014 for participating executive officers, expressed as percentages of base salary reflective of market practice, were established at the start of the year as follows: Mr. Humphrey (150%), Mr. Liner (100%), and Mr. Soni (80%). Our annual incentive bonuses are capped at the foregoing respective percentages in the interest of risk mitigation and avoidance of a short-term focus to decision-making. The Chief Executive Officer no longer receives a one-year cash bonus award.

Funding Schedule

The annual incentive approach was the same as in prior years. 2014 adjusted net earnings were required to reach at least $562 million (2013 adjusted net earnings) for any bonus to be earned. At $592 million of adjusted net earnings, 35% of the full bonus opportunity would be earned. If adjusted net earnings increased by 15% to $646 million, then 100% of the full bonus amount would be earned. If between $562 million and $646 million, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, as shown in the chart below. For 2014 the adjusted net earnings for the Company exceeded 115% of the base amount; accordingly, the Compensation Committee approved payment of 100% of the bonus opportunity. The performance bonuses to our executive officers for 2014 are shown in the 2014 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation.”

34	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Adjusted net earnings is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting and tax law changes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in management’s discussion and analysis in the Company’s 10-K for that year).

CEO Long-Term Cash Incentive

For 2014, the annual cash incentive for the Chief Executive Officer was converted to a long-term cash incentive to emphasize the importance of sustained earnings.

Incentive Opportunity

The incentive opportunity was set at 225% of base salary, the same as for the prior year’s annual incentive.

Funding Schedule

Adjusted net earnings for the period from October 2014 to December 2016 will be required to reach at least $1.264 billion for any cash incentive to be earned. At $1.264 billion of adjusted net earnings, 35% of the full bonus opportunity would be earned. If adjusted net earnings increase by 15% to $1.454 billion, then 100% of the full bonus amount will be earned. If between $1.264 billion and $1.454 billion, the percentage of the bonus opportunity earned will be determined through straight-line interpolation, as shown in the chart below.

Roper Technologies, Inc. 2015 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Stock Incentives

In 2014, we awarded performance-based restricted stock to our Chief Executive Officer and we awarded stock options and performance-based restricted shares to our other executive officers. The number of shares awarded in 2014 to our CEO and other executive offices was the same as each received in the prior year. These awards are shown in the 2014 Grants of Plan-Based Awards Table below.

Performance Vesting for 2014 Awards

•

For 50% of the 2014 restricted stock awards to vest, a minimum of $863 million in adjusted EBITDA (as defined above for adjusted net earnings with the exclusion of interest, taxes, depreciation, and amortization) must be achieved over each applicable four-quarter period, as certified by the Committee. Adjusted EBITDA related to the initial portion of the 2014 award was $1,173 million and was certified by the Committee.

•

For 50% of the 2014 restricted stock awards to vest, a minimum of 20% operating cash flow as a % of revenue must be met; if operating cash flow is below 15% of revenue, none of the shares vest; at 15% of revenue 35% of the share vest; between 15% and 20% of revenue, vesting is pro-rated. Operating cash flow as a % of revenue related to the initial portion of the 2014 award was 23.3% and was certified by the Committee.

Changes Effective for 2015 Awards

•	Vesting for all equity awards was lengthened to 50% after year 2 and 50% after year 3 (from one-third annually previously).

•	Achievement of three-year cumulative goals for both EBITDA and operating cash flow as a percentage of revenue is now required for full vesting of restricted shares (one-year goals previously).

•	The EBITDA goal was increased to $3 billion, as applied to 50% of the award.

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations that are important to a shareholder’s understanding of our overall executive compensation program are described below.

Share Ownership and Retention Guidelines

We believe our executives should have a significant equity interest in the Company. To promote equity ownership and further align the interests of our executives with our shareholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, as shown below. All our executive officers hold shares substantially above these guidelines.

Position	Guideline Number of Shares	Market Value at Year-End Close*	Salary	Guideline Multiple of Salary
CEO	100,000	$15,635,000	$1,225,000	12.8x
Average Other Executive Officers	18,333	$2,866,000	$542,000	5.3x
*	Based on closing market price of our Common Stock on December 31, 2014 of $156.35

Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program.

36	Roper Technologies, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Anti-Hedging and Anti-Pledging Policy

We prohibit our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities and from pledging shares of Company common stock.

“Clawback” Policy

In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstance that led to the requirement for the restatement and will take such actions as it deems necessary or appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options and restricted stock awards are intended to be performance-based and fully deductible. We have adopted policies and practices intended to maximize the deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our shareholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

Roper Technologies, Inc. 2015 Proxy Statement	37

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Robert E. Knowling, Jr., Chairman

Robert D. Johnson

Wilbur J. Prezzano

38	Roper Technologies, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer, and our other executive officers for the fiscal year ended December 31, 2014. In this section, we refer to the individuals in the 2014 Summary Compensation Table as our “named executive officers.”

2014 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(1)(3) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Brian D. Jellison	2014	1,225,000	-	21,129,000	-	-	-	335,220	22,689,220
Chairman of the Board, President and Chief Executive Officer	2013	1,200,000	-	17,283,000	-	2,551,500	-	334,296	21,368,796
	2012	1,150,000	-	14,043,000	-	2,587,500	-	305,205	18,085,705

John Humphrey	2014	767,000	-	4,225,800	1,086,312	1,150,500	-	183,258	7,412,870
Executive Vice President and Chief Financial Officer	2013	750,000	-	3,456,600	1,088,235	1,063,125	-	170,972	6,528,932
	2012	725,000	-	2,808,600	893,100	1,087,500	-	168,169	5,682,369
David B. Liner	2014	450,000	-	845,160	434,525	450,000	-	99,426	2,279,111
Vice President, General Counsel and Secretary	2013 2012	440,000 430,000	- -	691,320 561,720	435,294 357,240	415,800 430,000	- -	96,642 99,022	2,079,056 1,877,982
Paul J. Soni	2014	410,000	-	845,160	434,525	328,000	-	89,031	2,106,716
Vice President and Corporate Controller	2013 2012	400,000 385,000	- -	691,320 561,720	435,294 357,240	302,400 308,000	- -	86,646 88,829	1,915,660 1,700,789

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11 to our consolidated financial statements for 2014, which are included in our Annual Report on Form 10-K for the fiscal year ended 2014, filed with the SEC. The named executive officers have no assurance that these amounts will be realized. The change in value of stock awards is due solely to the increase in share price as the same number of shares were granted each year. The restricted stock awards are subject to both time-based and performance-based vesting criteria. The performance-based criteria for awards granted in 2014 are described in the CD&A under “Analysis of 2014 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2014 is set forth in the notes to the 2014 Outstanding Equity Awards at Fiscal Year End Table below.

(3)

The amounts in this column reflect payments made pursuant to our cash incentive bonus program, which is described above in the CD&A under “Analysis of 2014 Compensation—Annual Cash Incentive and “Analysis of 2014 Compensation—CEO Long-Term Cash Incentive.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)

Amounts reported in the “All Other Compensation” column for 2014 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Benefits ($)	Contributions to Defined Contribution Plans(a) ($)	Financial Planning ($)
Brian D. Jellison	1,444	24,000	21,794	283,238	4,744
John Humphrey	7,924	24,000	12,973	136,900	1,461
David B. Liner	2,914	19,000	12,577	64,935	-
Paul J. Soni	7,924	19,000	8,677	53,430	-

(a)	Reflects contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

Roper Technologies, Inc. 2015 Proxy Statement	39

EXECUTIVE COMPENSATION (CONTINUED)

2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2014 to the named executive officers.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
Brian D. Jellison	1/16/2014				150,000			21,129,000
		964,688	2,756,250	2,756,250
John Humphrey	1/16/2014				30,000			4,225,800
	1/16/2014					30,000	140.86	1,086,312
		402,675	1,150,500	1,150,500
David B. Liner	1/16/2014				6,000			845,160
	1/16/2014					12,000	140.86	434,525
		157,500	450,000	450,000
Paul J. Soni	1/16/2014				6,000			845,160
	1/16/2014					12,000	140.86	434,525
		114,800	328,000	328,000

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2014 Compensation—Annual Cash Incentive.” Amounts paid under this program for 2014 are set forth in the 2014 Summary Compensation Table.

(2)

The performance restricted shares vest ratably in November 2014, 2015 and 2016, subject to the performance criteria described in the CD&A under “Analysis of 2014 Compensation—Long-Term Stock Incentives” and “Analysis of 2014 Compensation—CEO Long-Term Cash Incentive.” Dividends are paid on unvested restricted shares. For 2015 and future awards, dividends will be paid only if the shares are earned by performance.

(3)

The stock options vest ratably on January 16, 2015, 2016, and 2017, and expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

40	Roper Technologies, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2014 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Brian D. Jellison	108,084			52.1900	02/16/17
	440,000			55.2200	02/18/18
								150,000	(5)(8)	23,452,500
John Humphrey	1,916			52.1900	02/16/17
	40,000			55.2200	02/18/18
	60,000			73.5600	01/20/21
	20,000	10,000	(2)	93.6200	01/18/22
	10,000	20,000	(3)	115.2200	01/17/23
		30,000	(4)	140.8600	01/16/24
								30,000	(6)(8)	4,690,500
David B. Liner	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	12,000			51.1100	01/22/20
	12,000			73.5600	01/20/21
	8,000	4,000	(2)	93.6200	01/18/22
	4,000	8,000	(3)	115.2200	01/17/23
		12,000	(4)	140.8600	01/16/24
								6,000	(7)(8)	938,100
Paul J. Soni	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	12,000			51.1100	01/22/20
	12,000			73.5600	01/20/21
	8,000	4,000	(2)	93.6200	01/18/22
	4,000	8,000	(3)	115.2200	01/17/23
		12,000	(4)	140.8600	01/16/24
								6,000	(7)(8)	938,100

(1)	Calculated by multiplying $156.35, the closing market price of our common stock on December 31, 2014, by the number of restricted shares that have not vested.

(2)	These stock options were granted on January 18, 2012 with unexercisable shares vesting in January 2015.

(3)	These stock options were granted on January 17, 2013 with unexercisable shares vesting ratably in January of 2015 and 2016.

(4)	These stock options were granted on January 16, 2014 with unexercisable shares vesting ratably in January of 2015, 2016 and 2017.

(5)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	50,000 shares remaining from 150,000 shares granted January 17, 2013 and vesting in November 2015; and

(II)	100,000 shares remaining from 150,000 shares granted January 16, 2014 and vesting ratably in November 2015 and 2016;

Roper Technologies, Inc. 2015 Proxy Statement	41

EXECUTIVE COMPENSATION (CONTINUED)

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	10,000 shares remaining from 30,000 shares granted January 17, 2013 and vesting in November 2015;

(II)	20,000 shares remaining from 30,000 shares granted January 16, 2014 and vesting ratably in November 2015 and 2016.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to applicable Company performance conditions, as follows:

(I)	2,000 shares remaining from 6,000 shares granted January 17, 2013 and vesting in November 2015; and

(II)	4,000 shares remaining from 6,000 shares granted January 16, 2014 and vesting ratably in November 2015 and 2016.

(8)	For restricted stock granted in January 2012, 2013 and 2014, the vesting only occurs if the Compensation Committee certifies the Company’s attainment of related performance goals.

2014 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Brian D. Jellison	110,000	12,310,486	200,000	31,256,000
John Humphrey	58,084	5,251,181	40,000	6,194,000
David B. Liner	-	-	6,000	937,680
Paul J. Soni	6,144	704,732	6,000	937,680

Pension Benefits

None of our named executive officers participate in a Company-sponsored defined-benefit pension plan.

2014 Non-Qualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2014.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	226,590	263,738	242	298,302	337,438
John Humphrey	1,608,762	120,657	45,668	-	2,844,461
David B. Liner	51,948	45,435	23,869	-	785,129
Paul J. Soni	59,144	33,930	25,115	-	466,169

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

42	Roper Technologies, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Jellison and offer letters with Messrs. Humphrey and Liner provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison was terminated for cause or if he was to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that had accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus would be paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison was to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus would be paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison was terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison was terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey and Liner

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2014 under the circumstances shown. Scenarios for termination due to involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments

Roper Technologies, Inc. 2015 Proxy Statement	43

EXECUTIVE COMPENSATION (CONTINUED)

will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$2,450,000	$2,450,000	$2,450,000
Accelerated Equity Awards(2)(3)
2013 Restricted Stock Grant	-	-	7,817,500
2014 Restricted Stock Grant	-	-	15,635,000
Continued Medical Benefits	26,544	26,544	26,544
Total	$2,476,544	$2,476,544	$25,929,044

JOHN HUMPHREY

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$-	$767,000	$767,000
Accelerated Equity Awards(2)(3)
2012 Stock Option Grant	-	-	627,300
2013 Stock Option Grant	-	-	822,600
2014 Stock Option Grant	-	-	464,700
2013 Restricted Stock Grants	-	-	1,563,500
2014 Restricted Stock Grants	-	-	3,127,000
Continued Medical Benefits	-	18,528	18,528
Total	$-	$785,528	$7,390,628

44	Roper Technologies, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

DAVID B. LINER

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$-	$900,000	$900,000
Accelerated Equity Awards(2)(3)
2012 Stock Option Grant	-	-	250,920
2013 Stock Option Grant	-	-	329,040
2014 Stock Option Grant	-	-	185,880
2013 Restricted Stock Grant	-	-	312,700
2014 Restricted Stock Grant	-	-	625,400
Continued Medical Benefits	-	13,272	13,272
Total	$-	$913,272	$2,617,212

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)
Cash payments	$-	$-	$-
Accelerated Equity Awards(2)(3)
2012 Stock Option Grant	-	-	250,920
2013 Stock Option Grant	-	-	329,040
2014 Stock Option Grant	-	-	185,880
2013 Restricted Stock Grant	-	-	312,700
2014 Restricted Stock Grant	-	-	625,400
Continued Medical Benefits	-	-	-
Total	$-	$-	$1,703,940

(1)	Assumes employment is terminated involuntarily without cause, or also with respect to Mr. Jellison, he resigns for good reason.

(2)	Based on $156.35 closing price as of December 31, 2014.

(3)

Under the terms of our 2006 Incentive Plan, if within two years after a change of control, employment is terminated by the employee for good reason or by the acquirer without cause, or if the acquirer does not assume the awards upon a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock awards lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock awards shall be deemed to have been fully earned (subject to the conditions provided in the 2006 Incentive Plan).

Roper Technologies, Inc. 2015 Proxy Statement	45

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns we have delivered to our shareholders. Over the past 10 years, our total return to shareholders was 18.5% compounded annually, compared to 7.7% annually for the S&P 500. Over the past five years, our return was 25.2% annually, compared to 15.5% for the S&P 500.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our shareholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation programs.

We are seeking shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of executive officers.

46	Roper Technologies, Inc. 2015 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s Independent Certified Public Accountants and the performance of the Company’s internal audit function. The Committee retains the Company’s Independent Certified Public Accountants to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the Independent Certified Public Accountants, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the Independent Certified Public Accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s Vice President of Internal Auditing and periodically meeting with the Vice President of Internal Auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent accounting firm for the fiscal year ended December 31, 2014; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2014; (iii) discussed with PwC the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the Independent Certified Public Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Certified Public Accountants’ communications with the audit committee concerning independence, and has discussed with the Independent Certified Public Accountants its independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

John F. Fort III

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or Securities Exchange Act of 1934, as amended, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Roper Technologies, Inc. 2015 Proxy Statement	47

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2014 and 2013. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2014	FY 2013
Audit Fees(1)	$3,940	$4,346
Audit-Related Fees(2)	845	438
Tax Fees(3)	884	843
All Other Fees	6	6
Total Fees	$5,675	$5,633

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Accounting Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

48	Roper Technologies, Inc. 2015 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2015. Our Board of Directors recommends that the shareholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions of shareholders in attendance. If this proposal does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2015.

Roper Technologies, Inc. 2015 Proxy Statement	49

PROPOSAL 4: SHAREHOLDER PROPOSAL—SHAREHOLDER PROXY ACCESS

Roper’s Board of Directors has concluded, after careful consideration, that adoption of the following shareholder proposal would not be in the best interests of the Company or its shareholders. For the reasons stated after the proposal, the Board recommends a vote “AGAINST” this shareholder proposal. We have presented the proposal and supporting statement as received, in accordance with SEC rules, and we disclaim any responsibility for its content. The name, address and number of shares owned by the shareholders submitting this proposal is available upon oral or written request.

SHAREHOLDER PROPOSAL:

RESOLVED: Shareholders of Roper Industries, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support—votes for similar shareholder proposals averaged 55% from 2012 through September 2014—and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

50	Roper Technologies, Inc. 2015 Proxy Statement

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating and Governance Committee have carefully considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our shareholders.

Our selection process has identified directors who have devoted extensive amounts of time and expertise toward developing an effective board structure, which has resulted in exceptional long-term returns for our shareholders.

We believe that the Board contributes significantly to the Company’s strong performance. Each of the directors understands and is able to satisfy the rigor and extensive time commitment required to serve on our Board. The board structure and processes that the directors have developed includes being actively involved in overseeing the strategy, business and affairs of the Company to drive shareholder value and actively participating in meetings that typically extend over several days. Over the past five years (ending December 31, 2014), the Company’s performance has resulted in a 25.2% compounded annual return for our shareholders.

The directors come well prepared to monitor the existing portfolio of businesses and to analyze and carefully examine with management different ways we can invest for future growth, both internally and through acquisitions, to optimize shareholder return. Between scheduled board meetings, directors continue their discussions with management and each other, enabling the Company to draw from our directors’ experiences and expertise. The directors are well-informed about our corporate strategy and the factors that affect the Company globally, and they keep abreast of the issues encountered by our diverse business operations.

The board recruitment and evaluation process has contributed to bring together a group of directors who complement each other and who collectively provide effective oversight of management in ways that include challenging and debating different perspectives. Recognizing the specific needs of the Company, the Board also carefully considers the importance of director succession planning to add new competencies as appropriate.

We understand that proxy access is currently being debated within the U.S. corporate governance community. We believe we have demonstrated that the Board has created and maintained a high-quality and effective board process that serves the best interests of our shareholders. The individuals nominated under our existing board structure bring invaluable expertise and work together effectively under well-established practices that contribute to the Board’s overall effectiveness. As we have been able to both design and sustain board processes and practices that demonstrably enhance shareholder value, we do not believe proxy access is necessary for Roper, and will not benefit our ability to maintain an effective board.

Shareholders currently have the ability to recommend director candidates.

As discussed above under “Corporate Governance—Nominating Process,” our By-laws provide a well-defined process for shareholders to submit director nominees, and such nominees will be considered under the same criteria that are applied to other candidates. This procedure is described in “Information Regarding the 2016 Annual Meeting of Shareholders.”

Roper’s corporate governance policies and practices ensure that the Board of Directors is held accountable and provides shareholders with access to the Board.

The Board is accountable to our shareholders through the protections that are embedded in our governing documents. Upon the Board’s unanimous recommendation and approval by our shareholders, we declassified the Board in 2013, with the phase-in being completed next year at the annual meeting when all directors will be elected annually. Our By-laws require that we use a majority voting standard in uncontested director elections and include a resignation requirement for directors who fail to receive the required majority vote. In addition, seven of our eight current directors are independent under New York Stock Exchange standards, and we have a Lead Independent Director.

Shareholders currently have the right to:

•	Communicate directly with any director, any Board committee or the full Board;

•	Propose director nominees to the Nominating and Governance Committee, as discussed above;

Roper Technologies, Inc. 2015 Proxy Statement	51

•	Submit proposals for presentation at an annual meeting and for inclusion in our Proxy Statement for that annual meeting; and

•	Submit proposals, including nominations of director candidates, directly at an annual meeting, as set forth in our By-laws.

We believe that our existing corporate governance policies and practices ensure meaningful board accountability to shareholders and provide shareholders with meaningful access to Board members.

Proxy access would bypass the role of the Nominating and Governance Committee in identifying, evaluating and recommending director nominees.

We believe the independent Nominating and Governance Committee and Board of Directors are best situated to assess the qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded board that is committed and engaged in the oversight of the business. Allowing shareholders to nominate directors in our Proxy Statement would bypass this governance process and the important role of the Nominating and Governance Committee and the Board in one of the most crucial elements that has driven Roper’s strong financial performance—the election of uniquely qualified and committed directors.

The Nominating and Governance Committee is responsible for identifying and recommending to the Board individuals qualified to become directors, which includes evaluating candidates suggested by shareholders. The Nominating and Governance Committee determines the Board’s needs and desired skills, ability, judgment, diversity and other criteria, including high personal and professional ethics, integrity and values, as well as the time commitment. It considers candidates’ qualifications based on those criteria and then makes recommendations to the Board. In undertaking this responsibility, the Nominating and Governance Committee has a fiduciary duty to act in good faith for the best interests of Roper and all of our shareholders.

The Nominating and Governance Committee is also responsible for reviewing with the Board, at least annually, the requisite balance of skills and areas of expertise and other qualification standards of its individual directors as well as the composition of the Board as a whole, including the need for non-management directors to maintain high standards of independence.

The Nominating and Governance Committee reviews each director’s qualifications for re-nomination for continued service on the Board. The Committee also considers director succession planning and recruits diverse nominees that it believes will continue to provide excellent board leadership and establish the Board’s commitment and interest in diverse viewpoints, recognizing that effective boards continue to evolve and introduce new membership. With this process, we believe that our Nominating and Governance Committee and Board achieve the optimal balance of directors that best serve Roper and our shareholders.

We believe that our current policies and practices for identifying director candidates is sound, effective and benefits all shareholders and that this proxy access proposal is unnecessary and not in the best interests of our shareholders. Accordingly, we recommend that you vote against this proposal.

The Board of Directors recommends that you vote “AGAINST” this proposal.

52	Roper Technologies, Inc. 2015 Proxy Statement

INFORMATION REGARDING THE 2016 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a matter to be considered at the 2016 Annual Meeting, you must comply with the following procedures:

•

If you intend to submit a proposal to be included in the Proxy Statement for the 2016 Annual Meeting of Shareholders, we must receive your proposal at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 30, 2015. All proposals must comply with the SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s proxy material.

•

If you wish to nominate a director candidate or have other business brought before the 2016 Annual Meeting of Shareholders, you must submit the nomination or proposal between January 30, 2016 and February 29, 2016, in accordance with our By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

(a)	The notice to nominate a person for election as a Company director, notice must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

(b)	If you intend to present a matter (other than the nomination of a director candidate) directly at the 2016 Annual Meeting of Shareholders, the notice must include the text of the proposal; a brief statement of the reasons why you favor the proposal; your name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to the Roper’s securities; and if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a shareholder).

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2016 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

Roper Technologies, Inc. 2015 Proxy Statement	53

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjourned Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 29, 2015

54	Roper Technologies, Inc. 2015 Proxy Statement

ROPER TECHNOLOGIES, INC. 6901 PROFESSIONAL PKWY EAST SARASOTA, FL 34240 ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M91844-P65742	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —  —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐

Nominees:

01) Amy Woods Brinkley 05) Laura G. Thatcher
02) Robert D. Johnson 06) Richard F. Wallman
03) Robert E. Knowling, Jr. 07) Christopher Wright
04) Wilbur J. Prezzano

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers.			☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.			☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	To consider a shareholder proposal; if properly presented at the Annual Meeting.			☐	☐	☐

5.	To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all nominees listed and FOR Proposals 2 and 3, and AGAINST Proposal 4. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be

Held on May 29, 2015:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M91845-P65742

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 29, 2015

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them, as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 29, 2015, at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 11:30 a.m. (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE